UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms
Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

          This current report on Form 8-K is being filed solely to incorporate by reference into any registration statement heretofore or hereafter filed under the Securities Act of 1933, as amended, the information contained in this report, including the exhibit hereto. Certain of the information in this report was previously included in the current report on Form 8-K (date of report: January 25, 2011) furnished by Quest Diagnostics Incorporated (the “Company”).

Item 8.01. Other Events

          On January 25, 2011, the Company announced that for the fourth quarter ended December 31, 2010, income from continuing operations was $167 million, or $0.97 per diluted share, compared to $182 million, or $0.97 per diluted share, for the fourth quarter of 2009. Fourth quarter 2010 results include charges associated with workforce reductions ($0.03 per diluted share) and the settlement of employment litigation ($0.03 per diluted share), which were partially offset by a benefit of $0.05 per diluted share primarily associated with the favorable resolution of tax contingencies.

          Fourth quarter revenues of $1.8 billion were 1.3% below the prior year level. Clinical testing revenues were 1.4% below the prior year. Revenue per requisition was 1.5% below the prior year, and in line with the last two quarters. Clinical testing volume, measured by the number of requisitions, was 0.1% above the prior year level.

          For the fourth quarter, operating income was $294 million, or 16.1% of revenues, compared to $330 million, or 17.9% of revenues, for the fourth quarter of 2009. The 2010 fourth-quarter charges reduced operating income as a percentage of revenues by approximately 1.0%. Bad debt expense as a percentage of revenues was 3.8%, compared to 3.9% in the prior year. Days sales outstanding were 44 days. Cash flow from operations was $340 million compared to $360 million for 2009. During the quarter, the Company made capital expenditures of $69 million.

          For the year ended December 31, 2010, income from continuing operations was $723 million, or $4.06 per diluted share, compared to $730 million, or $3.88 per diluted share, for 2009. Revenues for 2010 of $7.4 billion were 1.2% below the prior year level.

          Operating income for 2010 was $1.3 billion, or 17.6% of revenues, compared to $1.4 billion, or 18.2% of revenues, for 2009. Cash flow from operations was $1.1 billion, compared to $1 billion in 2009. Cash provided by operations in 2009 was reduced by the net impact of the NID settlement. During 2010, the Company made capital expenditures of $205 million.

          The unaudited consolidated financial statements of the Company and its subsidiaries as of and for the three and twelve months ended December 31, 2010 are attached hereto as Exhibit 99.1 and incorporated by reference herein.

          On January 25, 2011, the Company also announced that its Board of Directors approved an additional $750 million share repurchase authorization, bringing the Company’s current authorization to $1 billion. The Company repurchased $750 million of its shares in 2010.

          In 2006 and 2008, the Company and several of its subsidiaries received subpoenas from the California Attorney General’s Office seeking documents relating to the Company’s billings to MediCal, the California Medicaid program. The Company cooperated with the government’s requests. Subsequently, the State of California intervened as plaintiff in a civil lawsuit, California ex rel. Hunter Laboratories, LLC v. Quest Diagnostics Incorporated, et al. (the “California Lawsuit”), filed in California Superior Court against a number of clinical laboratories, including the Company and several of its subsidiaries. The complaint was originally filed by a competitor laboratory in California under the whistleblower provisions of the California False Claims Act. The complaint was unsealed on March 20, 2009.

          The complaint alleges that, among other things, the Company overcharged MediCal for testing services and violated the California False Claims Act. Violations of this statute and related regulations could lead to an injunction, fines or penalties, and exclusion from MediCal, as well as claims by third parties.

          In the third quarter of 2010, the California Department of Health Care Services (the “Department”) conducted an audit of the Company’s billing to MediCal. The Department contends that the Company’s billings are not consistent with applicable California regulations, as currently interpreted by the Department. While the Company believes it is in compliance in all material respects with California requirements applicable to billing for clinical laboratory testing, the Company entered into an interim agreement under which it has agreed to temporarily suspend billing MediCal for a period of up to six months through March 1, 2011, during which it continues to provide services. If the California Lawsuit is not resolved by March 1, 2011, the Company and the Department have agreed to negotiate in good faith the terms of a further agreement. The Company has continued to recognize revenue from MediCal for services provided in accordance with its interpretation of California regulations related to billing for clinical laboratory testing. An unfavorable outcome of the California Lawsuit could, among other consequences noted above, result in reduced reimbursement from the MediCal program. Revenue from the MediCal program in 2010 was approximately $66 million. At December 31, 2010, amounts due from MediCal totaled approximately $25 million, including those amounts related to services performed during the temporary suspension of billing under the interim agreement described above.

          The Company has been engaged in discussions in an attempt to resolve the matters described above. During the fourth quarter of 2010, the Company reached an understanding, which was highly conditioned, to settle these matters pursuant to which the Company would pay $241 million. Conditions included, but were not limited to, reaching an agreement regarding the manner in which the Company’s future billings would be treated by the Department. However, as of this date, the Company has been unable to reach an agreement to settle these matters, and no assurance can be given that an agreement will be reached. If the Company cannot resolve these matters through these discussions, it will continue to vigorously defend itself, and will pursue any available collateral actions to enforce its rights, if necessary. Based on the current facts and circumstances, a liability, if any, is not determinable at this time. Although management does not anticipate that the ultimate outcome of such matters will have a material adverse effect on the Company’s financial condition, the outcome may be material to the Company’s results of operations or cash flows in the period in which the impact of such matters is determined or paid.

          In November 2010, a putative class action was filed against the Company and certain present and former officers of the Company in the Superior Court of New Jersey, Essex County, on behalf of the Company’s sales people nationwide who were over forty years old and who either resigned or were terminated after being placed on a performance improvement plan. The complaint alleges that the defendants’ conduct violates the New Jersey Law Against Discrimination, and seeks, among other things, unspecified damages. The defendants removed the complaint to the United States District Court for the District of New Jersey. Based on the current facts and circumstances, a liability, if any, is not determinable at this time. Although management does not anticipate that the ultimate outcome of such matters will have a material adverse effect on the Company’s financial condition, the outcome may be material to the Company’s results of operations or cash flows in the period in which the impact of such matters is determined or paid.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit	Description

	99.1	Unaudited Consolidated Financial Statements of the Company and its Subsidiaries.

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

January 31, 2011

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ William J. O’Shaughnessy, Jr.

Name: William J. O’Shaughnessy, Jr.
Title: Assistant General Counsel and Secretary